Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2012

THIRD QUARTER OPERATING RESULTS

Third Quarter Highlights Include:

•	Net Income Climbs 109 Percent to $5.7 Million from $2.7 Million Last Year

•	Diluted Earnings Per Share Total $0.38 Versus $0.18 in Fiscal 2011 Period

•	Gross Margin Rises to $16.2 Million, a 44 Percent Increase from $11.2 Million in the Corresponding Quarter Last Year

•	Total Fresh Unit Volume Advances 15 Percent, Including 28 Percent Increase in Avocados

•	CEO Cole Reiterates Expectation for Record Fiscal 2012 EPS Exceeding $1.22 (before Giving Effect to Second-Quarter Mexican Tax Charge)

•	Company Expects Industry Avocado Volume of 1.4 Billion Pound in 2012, Expanding to 1.65 Billion Pounds in 2013

SANTA PAULA, Calif. (Sept. 5, 2012)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh foods, today reported that fiscal 2012 third quarter net income rose 109 percent from the corresponding period last year. The company indicated operating results were paced by sharply higher year-over-year fresh avocado volume, strong gross margins in the Calavo Foods business segment and solid incremental contribution from its Renaissance Food Group, LLC (RFG) business segment.

Prior-year quarterly figures include just two months of operating results for RFG, as compared to the most-recent period, which has a full three months of activity. RFG’s results are included as a separate business segment distinct from the company’s Calavo Foods legacy business segment.

For the three months ended July 31, 2012, net income more than doubled to $5.7 million, or $0.38 per diluted share, from $2.7 million, equal to $0.18 per diluted share,

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Calavo Growers, Inc. Announces Fiscal 2012 Third Quarter Results/ 2-2-2

in the corresponding quarter last year. Revenues dipped seven percent to $153.2 million from $165.1 million in the fiscal 2011 third quarter, reflecting the decline in fresh avocado prices owing to the significantly larger current-year supply.

Third-quarter gross margin rose 44 percent to $16.2 million, equal to 10.6 percent of total revenues, from $11.2 million, or 6.8 percent of total revenues, in the comparable period of fiscal 2011. Operating income in the most recent quarter climbed 88 percent to $8.5 million, which compares with $4.5 million in the year-earlier third period.

Selling, general and administrative (SG&A) expenses in the most recent quarter totaled $7.8 million, equal to 5.1 percent of revenues, versus $6.7 million, or 4.1 percent revenues in last year’s third period and was comparable to SG&A in fiscal 2012 second quarter. The year-over-year increase in SG&A reflects the addition of RFG, as well as accruals for contingent consideration related to the RFG transaction and an increase in stock-based compensation expense. Contingent consideration accounted for approximately $245,000 of total SG&A expenses in the most recent quarter and amounts to about $415,000 for the fiscal year to date. SG&A as a percentage of gross margin fell by more than 1,200 basis points to 47.9 percent in the most recent quarter from 60.0 percent in the fiscal 2011 third period.

Chairman, President and CEO Lee E. Cole stated: “Calavo turned in a strong showing during the third quarter, with each of our business segments contributing positively to operating results. Specifically, our improved gross margin reflected this year’s larger avocado supply and enabled the company to pack 700,000-plus additional fresh cartons over fiscal 2011—approximately a 28 percent increase in volume. Additionally, favorable fruit costs and disciplined production management in our Calavo Foods segment produced its anticipated beneficial impact on gross margins in that business unit. And RFG delivered a very solid performance, providing incremental revenue and profit contribution to further drive results.”

Cole continued: “Several factors, however, tempered our operating performance in the most recent quarter, constraining what we anticipated would be an even stronger

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third period. The last phase of our recently completed expansion of packing operations in Uruapan, Michoacán, Mexico resulted in that facility being offline for the final two weeks of the third quarter. Additionally, the introduction of Peruvian avocados into the marketplace resulted in temporary pricing volatility as the industry adjusted to this new fruit source. Consequently, this pushed back the harvest of California avocados, which historically peaks during the third period. We now expect to see far more California volume during the fourth quarter—an unanticipated timing shift which will favorably benefit domestic packing operations in the final period.”

Net income for the nine months ended July 31, 2012 rose 70 percent to $12.6 million, equal to $0.84 per diluted share, from $7.4 million, or $0.50 per diluted share, before giving effect to an unanticipated $1.7 million income tax expense recorded in the second quarter and related to an unfavorable ruling by Mexico’s tax authority in an examination of the 2004 tax year. (The company earlier estimated the tax charge at $1.9 million which included higher-than-anticipated interest payments that have since been deducted, reducing the final net assessment by about $200,000.) Including the effect of the Mexican tax item, nine-month net income totaled $10.9 million, or $0.74 per diluted share, an increase of 47 percent over the initial three quarters last year.

Revenues grew to $409.6 million, an increase of nine percent from $375.2 million in the corresponding period of fiscal 2011. Nine-month gross margin vaulted 47 percent to $42.8 million, equal to 10.5 percent of total revenues, from $29.1 million, or 7.8 percent of total revenues, in the like three quarters last year. Operating income grew by 67.1 percent to $19.9 million from $11.9 million in the in the initial nine months one year ago.

Third-quarter revenues in Calavo’s Fresh business segment totaled $96.7 million, a decrease of 26 percent from $130.0 million in the corresponding period last year. The year-to-year decline in segment revenues principally reflects the above-referenced abundant supply of avocados in the marketplace, as compared to fiscal 2011, which resulted in substantially lower prices during the current period. Total Fresh segment volume climbed to 3.7 million units in the fiscal 2012 third quarter, a 15 percent increase

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over 3.2 million units shipped in the year-earlier period. Fresh gross margin totaled $9.0 million, or 9.3 percent of segment sales, versus $10.1 million, approximating 7.8 percent of segment sales, in last year’s third quarter.

In the most recent period, Calavo Foods business segment revenues were substantially unchanged at $12.4 million versus $12.3 million in last year’s third quarter. The business unit—encompassing the company’s legacy products, including prepared avocados, Salsa Lisa, and tortilla chips—is capitalizing on the larger amount of fruit in the marketplace, as well as improved pricing. In turn, this is proving beneficial to segment gross margin, which returned to expected levels year over year. Third-quarter gross margin totaled $3.5 million, equal to 28.2 percent of segment sales, versus a loss of $255,000, or a loss of 2.1 percent of segment sales in the like period last year.

Sales in the RFG business unit totaled $44.1 million in the fiscal 2012 third quarter. Gross margin approximated $3.8 million, equal to 8.6 percent of segment sales. (Prior-year revenues and gross margin are not comparable since RFG became part of Calavo Growers on June 1, 2011. For information purposes only, segment sales for the period of June 1-July 31, 2011 equaled $22.8 million. Gross margin for that same timeframe totaled $1.4 million.) RFG continues to make advances in opening additional retail grocery accounts and saw strong demand from consumers for its products. RFG continues to build and diversify its portfolio of offerings through innovative new-product development initiatives which enable just-in-time delivery to the benefit of both grocery retailers and consumers.

Outlook

CEO Cole stated that Calavo “is seeing a strong, accelerating operating performance across its various business segments as the company commences the final period of fiscal 2012. Therefore, with this momentum driving us, we expect that Calavo will register record net income and per-share results above $1.22, before giving effect to the unanticipated second-quarter charge by Mexico’s tax authority.

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“In the Fresh segment, we will realize volume gains during the fourth quarter resulting from both the larger year-to-year supply of California avocados and the timing shift of that harvest,” Cole said. “This anticipated packing volume will enhance production efficiencies, as well as Fresh segment gross margins. The considerably larger supply of California fruit will be augmented by readily available Mexican-grown avocados, as well as Chilean avocados, which arrive in the marketplace during the fourth quarter.

“Looking further out into fiscal 2013, the North American avocado crop forecast is pegged at 1.65 billion pounds, up from the anticipated 1.4 billion pounds expected during 2012. With our vast breadth of resources, we believe the company is ideally positioned for the future and to expand its market share of the growing avocado industry. We expect that rising consumer demand—along with the surging supply to meet it—will drive future expansion in our fresh and prepared avocado businesses.

“With respect to avocados sourced from Mexico, Calavo’s enlarged Uruapan packinghouse came online August 1—doubling capacity at the facility to about 300 million pounds and bringing total company potential output to approximately 600 million pounds annually. This important capital initiative reflects growing consumer demand and consumption, as well as Calavo’s focus on capturing a larger share of the expanding North American avocado market,” Cole continued.

The Calavo CEO said, “The current avocado market conditions in Mexico, which have benefited our prepared guacamole gross margins during fiscal 2012, are expected to continue trending positively. We are on target for delivering record gross margin in the segment this year.

“RFG continues to be a bright spot, validating our rationale for this key strategic acquisition. In its first year since becoming part of Calavo, RFG has delivered incremental revenue and profit contribution in line with plan and, of considerable significance, our expanded market presence in the retail grocery channel is leveraging Calavo’s brand position in the industry. We continue to seek additional ways to cross-market Calavo and RFG products to a broader base of customers and to increase market penetration for this quality line-up of brands.

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Calavo Growers, Inc. Announces Fiscal 2012 Third Quarter Results/ 6-6-6

“Calavo’s management team remains focused on the disciplined implementation of our strategic business agenda—including leveraging still further both the company’s fresh and prepared avocado category market leadership and growing our position in the retail grocery channel afforded by RFG. With the various revenue and profit engines, our vast industry expertise, financial resources and strong portfolio of brands, we possess considerable confidence about our prospects for the balance of fiscal 2012 and beyond,” Cole concluded.

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business

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internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2011. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31, 2012	October 31, 2011
Assets
Current assets:
Cash and cash equivalents	$5,124	$2,774
Accounts receivable, net of allowances of $3,060 (2012) and $2,285 (2011)	44,303	36,101
Inventories, net	21,001	17,787
Prepaid expenses and other current assets	5,574	6,220
Advances to suppliers	1,795	3,349
Income taxes receivable	2,471	3,111
Deferred income taxes	2,136	2,136

Total current assets	82,404	71,478
Property, plant, and equipment, net	50,193	47,091
Investment in Limoneira Company	30,941	29,991
Investment in unconsolidated entities	2,466	2,292
Goodwill	18,349	18,349
Other assets	14,805	16,122

	$199,158	$185,323

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$14,132	$5,082
Trade accounts payable	10,884	7,038
Accrued expenses	18,017	19,285
Short-term borrowings	20,020	17,860
Dividend payable	—	8,123
Current portion of long-term obligations	5,480	5,448

Total current liabilities	68,533	62,836
Long-term liabilities:
Long-term obligations, less current portion	13,965	18,244
Deferred income taxes	8,373	8,002

Total long-term liabilities	22,338	26,246
Commitments and contingencies:
Noncontrolling interest	400	461
Total Calavo Grower’s shareholders’ equity	107,887	95,780

	$199,158	$185,323

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2012	2011	2012	2011
Net sales	$153,181	$165,141	$409,567	$375,180
Cost of sales	136,968	153,902	366,757	346,077

Gross margin	16,213	11,239	42,810	29,103
Selling, general and administrative	7,758	6,743	22,870	17,168

Operating income	8,455	4,496	19,940	11,935
Interest expense	(300)	(280)	(909)	(719)
Other income, net	173	175	879	859

Income before provision for income taxes	8,328	4,391	19,910	12,075
Provision for income taxes	2,684	1,689	9,079	4,709

Net income	5,644	2,702	10,831	7,366
Add: Net loss – noncontrolling interest	21	11	61	62

Net income attributable to Calavo Growers, Inc.	$5,665	$2,713	$10,892	$7,428

Calavo Growers, Inc.’s net income per share:
Basic	$0.38	$0.18	$0.74	$0.50

Diluted	$0.38	$0.18	$0.74	$0.50

Number of shares used in per share computation:
Basic	14,787	14,755	14,782	14,735

Diluted	14,806	14,767	14,800	14,744

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)

	Fresh products	Calavo Foods	RFG	Total
	(in thousands)
Three months ended July 31, 2012
Net sales	$96,740	$12,367	$44,074	$153,181
Cost of sales	87,785	8,876	40,307	136,968

Gross margin	$8,955	$3,491	$3,767	$16,213

Three months ended July 31, 2011
Net sales	$130,035	$12,264	$22,842	$165,141
Cost of sales	119,926	12,519	21,457	153,902

Gross margin (loss)	$10,109	$(255)	$1,385	$11,239

For the three months ended July 31, 2012 and 2011, inter-segment sales and cost of sales for Fresh products totaling $3.5 million and $3.2 million were eliminated. For the three months ended July 31, 2012 and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $2.6 million and $2.7 million were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(in thousands)
Nine months ended July 31, 2012
Net sales	$259,608	$34,848	$115,111	$409,567
Cost of sales	236,719	24,030	106,008	366,757

Gross margin	$22,889	$10,818	$9,103	$42,810

Nine months ended July 31, 2011
Net sales	$318,341	$33,997	$22,842	$375,180
Cost of sales	294,710	29,910	21,457	346,077

Gross margin	$23,631	$4,087	$1,385	$29,103

For the nine months ended July 31, 2012 and 2011, inter-segment sales and cost of sales for Fresh products totaling $14.8 million and $11.7 million were eliminated. For the nine months ended July 31, 2012 and 2011, inter-segment sales and cost of sales for Calavo Foods totaling $8.4 million and $8.5 million were eliminated.